EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements of United Fire & Casualty Company (United Fire) described in the following table of our reports dated March 2, 2009, with respect to internal control over financial reporting and the consolidated financial statements and schedules of United Fire & Casualty Company included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

Registration Statement
Form	Number	Purpose

S-8	333-42895	Pertaining to United Fire’s employee stock purchase plan
S-8	333-107041	Pertaining to the United Fire Group 401(k) plan
S-8	333-129923	Pertaining to United Fire’s nonqualified non-employee director stock option and restricted stock plan
S-3ASR	333-133169	Pertaining to United Fire’s shelf registration
S-8	333-151074	Pertaining to United Fire’s 2008 stock plan

/s/ Ernst & Young LLP
Ernst & Young LLP

Chicago, Illinois
March 2, 2009